NFSC OFFICERS AND DIRECTORS
Jeffrey R. Larsen has served as Chief Legal Officer for National Financial Services Corporation since 1990.
Robert P. Mazzarella has served as a Director of NFSC since 1991. He is the President of National Financial Correspondent Services.
James H. Messenger has served as President, Chief Executive Officer, Chief Operations Officer, and Director of National Financial Services Corporation since 1990.
Sherif A. Nada is a Director of NFSC. He is the President of Fidelity Capital Markets. Prior to joining FCM in 1991, he was with Salomon Brothers.
Mercedes E. Neff has served as Senior Vice President and Treasurer of National Financial Services Corporation since 1992. Prior to joining NFSC, she was an Assistant Treasurer at Shearson Lehman Brothers.
Roger T. Servison has been a Director of NFSC since 1994. Since 1991 he has been an Officer with Fidelity Brokerage Services, Inc., and Fidelity Distributors Corp., and the President of Strategic Advisors, Inc. From August 1990 to June 1991 he was the President of Monarch Securities, Inc. Prior to 1991, he was a Senior Vice President for FMR Corp.
Shaugn S. Stanley has been the Chief Financial Officer for NFSC since 1993. Prior to joining NFSC, he was a Vice President with Rauscher Pierce Refsnes, Inc.
Gordon R. Watson has served as a Director of NFSC since 1990.
Fred Knapp has been a Director of NFSC since 1991.